Exhibit (i)






August 14, 2000



Scudder Tax Free Money Fund
Two International Place
Boston, MA  02110-4103

Re: Post-Effective Amendment No. 31 to Registration Statement (Securities Act File No. 2-65669; Investment Company Act
         File No. 811-2959)
         ----------------------------------------------------------

Ladies and Gentlemen:

You have requested us, as counsel to Scudder Tax Free Money Fund (the "Fund"), a business trust established under the laws of The Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Fund's filing of Post-Effective Amendment No. 31 (the "Amendment") to its Registration Statement on Form N-1A (the "Registration Statement").

We have examined copies of the Fund's Declaration of Trust, as amended or supplemented to the date hereof (the "Declaration"), the Fund's By-Laws, as amended to the date hereof (the "By-Laws"), and the Amendment. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Fund, par value $.01 per share (the "Shares"), when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration, the By-Laws and the Registration Statement, will be valid, legally issued, fully paid and non-assessable, assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; and (ii) that resolutions of the Board of Directors authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance. We note, however, that holders of shares of beneficial interest in a Massachusetts business trust may

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Scudder Tax Free Money Fund
August 14, 2000
Page 2

under certain circumstances be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that its assets are insufficient for the purpose.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to any reference to our name in the Statement of Additional Information included as part of the Amendment, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions.

Very truly yours,

/s/Willkie Farr & Gallagher